Exhibit 10.69

SUBSCRIPTION AGREEMENT

dated

23 JUNE 2017

among

NET 1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED

and

AJD HOLDINGS PROPRIETARY LIMITED

and

RICHMARK HOLDINGS PROPRIETARY LIMITED

in relation to and including as a party,

DNI - 4PL CONTRACTS PROPRIETARY LIMITED

Baker & McKenzie
1 Commerce Square
39 Rivonia Road
Sandhurst, Sandton
Johannesburg
South Africa
www.bakermckenzie.com

SUBSCRIPTION AGREEMENT

This Agreement is dated 23 June 2017

among

NET 1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED;

DNI - 4PL CONTRACTS PROPRIETARY LIMITED;

AJD HOLDINGS PROPRIETARY LIMITED; and

RICHMARK HOLDING PROPRIETARY LIMITED

1.	INTERPRETATION

1.1	This Agreement shall be interpreted in accordance with clause 1 of the Framework Agreement (as defined below).

1.2	Any defined terms in this Agreement not defined in clause 1.3 below shall bear the meaning assigned to them in clause 1.2 of the Framework Agreement.

1.3	In this Agreement, the following terms shall bear the meanings assigned to them below and cognate expressions shall bear corresponding meanings:

(a)

Adverse Consequences - all adverse consequences of whatever description including, but not limited to, all actions, applications, suits, proceedings, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, tax, liens, losses, compensation (including compensation paid or payable to any employee), expenses and fees, including reasonable fees and expenses of attorneys, counsel, accountants, consultants and experts;

(b)	Agreement – this subscription agreement together with its annexures;

(c)	Audited Accounts - the consolidated audited annual financial statements of the Company as at and in respect of the 12 month period ended on 28 February 2016 and annexed hereto marked Annexure C;

(d)	Auditors - the auditors of the Company;

(e)	Business - the business carried on by the Group as at the Signature Date, including the business of operating as a distributor of mobile cellular products in the informal and formal markets of RSA;

(f)

Capacity and Authority Warranties - those warranties as set out in clause 2 of Annexure A, which Warranties are given by the Warrantors separately and individually (and not jointly and not jointly and severally);

(g)	Condition Precedent - the suspensive condition set out in clause 3.1;

(h)	Designated Distribution – shall bear the meaning ascribed thereto in clause 7.3(a)(i);

(i)	Designated Period – the period commencing on 1 March 2017 and ending on 30 June 2017;

(j)	Disclosure Schedule - the disclosure schedule attached hereto as Annexure B;

(k)	Effective Date – shall bear the meaning ascribed thereto in the Framework Agreement;

(l)

Extraordinary Items - material items possessing a high degree of abnormality which arise from events or transactions that fall outside the ordinary activities of the Company or any of its subsidiaries, being non-recurring and non-trading items, including (for the avoidance of doubt) income, expenditure items accounted for during the financial year under review in respect of any prior financial year and which shall further include any profit or loss made on the disposal or acquisition of any fixed assets, or operations or business or investments and any operations and/or business which have been discontinued or sold;

(m)

Fairly Disclosed - means disclosed in such a manner and in such detail as would enable a prospective subscriber, acting reasonably and in good faith, to make an informed assessment of the matter concerned and to establish what the consequences thereof would be;

(n)	Framework Agreement - the framework agreement entered into among Net 1, Gain, AJD Holdings, Richmark and the Company on the Signature Date;

(o)	Financial Warranties - those warranties pertaining to the Warranted Accounts and the incurrence of liabilities, as set out in clause 6(a) of Annexure A;

(p)	Gain - Peter Kennedy Gain, identity number xxx;

(q)	Group – the Company and its subsidiaries, and "Group Company" shall mean any of them;

(r)	IFRS - International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee from time to time;

(s)	Interim Period - the period extending from 1 June 2017 up to the Issue Date;

(t)	Issue Date – the later to occur of the following dates –

(i)	the Effective Date; and

(ii)

the 1st (first) Business Day after the date on which the memorandum of incorporation referred to in clause 4.1(a)(v) of the Framework Agreement has been filed at the Companies and Intellectual Property Commission in the manner and form prescribed in the Companies Act;

(u)	Leakage means -

(i)

any dividend, bonus or other distribution of capital or income declared, paid or made (whether in cash or in specie) or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by the Group to or for the benefit of any Warrantor or Warrantor's Related Persons;

(ii)	any payments made by the Group to (or assets transferred to or liabilities assumed, indemnified, or incurred by the Group for the benefit of) any Warrantor or Warrantor's Related Persons; and/or

(iii)	the waiver by the Group of any economic benefit or amount owed to the Group by any Warrantor or Warrantor's Related Persons,

other than Permitted Leakage;

(v)	Net 1 - Net 1 Applied Technologies South Africa Proprietary Limited, a limited liability private company duly incorporated in accordance with the laws of RSA with registration number 2002/031446/07;

(w)	Net Working Capital Warranty - the warranty pertaining to the net working capital of the Company as set out in clause 7 of Annexure A;

(x)	Ordinary Course of Business - the usual and ordinary course of the Business as carried out in accordance with policies and practices applied in the 12 months immediately preceding the Signature Date;

(y)

PAT - the attributable net income after tax of the Company in respect of the applicable period as set out in the 2017 Financial Statements, calculated in accordance with IFRS, and otherwise consistent with past practice and methodology;

(z)	PAT Determination Date – the date on which the amount of the PAT has been agreed to by Net 1 in terms of clause 8.6 or finally determined in terms of clause 8.9, as the case may be;

(aa)

Prime Rate - the publicly quoted basic rate of interest (percent per annum, calculate daily, compounded monthly in arrear and calculated on a 365 day year) from time to time published by Investec Bank Limited as its prime overdraft lending rate, as certified by any manager of such bank, or his delegee, whose appointment and designation need not be provided, which shall in the absence of manifest or clerical error be prima facie proof thereof;

(bb)	Permitted Leakage - means:

(i)	salaries and other remuneration paid to employees of the Group in the ordinary course (excluding for the avoidance of doubt bonuses and other payments outside of the ordinary course); and/or

(ii)	any cash dividend declared and paid by the board of directors of the Company as contemplated in 7.3;

(iii)

any payments made by the Group to a Related Person (A) in the Ordinary Course of Business and provided that such payment has been Fairly Disclosed in the Disclosure Schedule; and/or (B) in respect of which there is a liability, accrual or provision made in the Warranted Accounts;

(cc)	Related Person – a "related" person as such terms is defined in section 2 of the Companies Act or an "inter-related" persons as such terms is defined in the Companies Act;

(dd)	Signature Date – the date of signature of this Agreement by the last of the Parties;

(ee)	Signature Date Accounts – the unaudited, consolidated and internally prepared management accounts of the Group for the period between 1 March 2016 and 31 May 2017, attached hereto as Annexure D;

(ff)	Starter Pack Co - the Starterpack Company Proprietary Limited, a limited liability private company duly incorporated in accordance with the laws of RSA with registration number 2007/010809/07;

(gg)	Subscription Price - means ZAR 944,999,979 being the subscription price payable by Net 1 to the Company for the Subscription Shares, to be discharged as set out in clause 4;

(hh)	Subscription Shares - means, the 44,999,999 ordinary A shares, to be issued by the Company to Net 1, and a description of such rights are set out in Annexure C;

(ii)

Tax - means all income tax, capital gains tax, secondary tax on companies (or any similar tax replacing or substituting it), dividend tax, value-added tax, stamp duty, securities transfer tax, uncertificated securities tax, PAYE, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any taxes;

(jj)	Tax Warranties - means those warranties pertaining to tax set out in clause 7 of Annexure A;

(kk)

Title Warranties - those warranties pertaining to the validity of the issuance of the Subscription Shares under this Agreement as set out in clause [3] of Annexure A, which Warranties are given by the Warrantors separately and individually (and not jointly and not jointly and severally);

(ll)	Warranted Accounts – the Audited Accounts and the Signature Date Accounts;

(mm)	Warranties - the warranties given by the Warrantors in respect of the Group and contained in this Agreement, including those contained in Annexure A hereto;

(nn)	Warrantors – Richmark and AJD Holdings, or any of them, as the context may require;

(oo)	Warrantors' Proportions – means, in respect of -

(i)	AJD Holdings - 25.6%; and

(ii)	Richmark – 74.4%;

(pp)	2017 Financial Statements - the consolidated, audited, annual financial statements of the Company in respect of the financial year commencing on 1 March 2017 and ending on 30 June 2017.

2.	IMPLEMENTATION

This Agreement constitutes Step 2 of the Proposed Transaction, as provided for in clause 2.2(b) of the Framework Agreement.

3.	CONDITION PRECEDENT

3.1

This Agreement (other than the provisions of clause 1, this clause 3, clause 7, clause 8, clause 10 and clauses 15 to 21, by which the Parties shall be bound and remain bound from the Signature Date) is subject to the fulfilment of the condition precedent, that on or before 30 September 2017, the Framework Agreement has been entered into and become unconditional in accordance with its terms (other than in respect of any condition which requires this Agreement to become unconditional).

3.2	If the Condition Precedent is not fulfilled on or before the date prescribed for fulfilment thereof in 3.1 (or such later date or dates as may be agreed in writing between the Parties) then:

(a)	this whole Agreement (other than the provisions of clause 1, clause 3 and clauses 16 to 21, by which the Parties shall remain bound) shall be of no force or effect;

(b)	the Parties shall be restored as near as possible to the positions in which they would have been had this Agreement not been entered into; and

(c)	no Party shall have any claim against the others in terms of this Agreement.

4.	SUBSCRIPTION AND SETTLEMENT BY NET 1

4.1	On the Effective Date, and in accordance with the sequence of transaction steps provided for in the Framework Agreement, Net 1 hereby subscribes for the Subscription Shares, at the Subscription Price.

4.2	The Subscription Price shall be settled in full by Net 1 in cash on the Effective Date as provided for in 5.1 below.

4.3	It is hereby recorded that the Subscription Price was negotiated and ultimately agreed to with reference to the earnings of the Company.

4.4	On the Issue Date, all risk in and benefits attaching to the Subscription Shares shall vest in Net 1.

5.	PAYMENT

5.1

Net 1 shall make payment of the Subscription Price by way of an electronic transfer into a bank account nominated by the Company for this purpose in writing, which payment shall be in full and final settlement of Net 1's obligations to make payment of the Subscription Price to the Company.

5.2	Upon receipt of the Subscription Price, subject to section 46 of the Companies Act, the Company shall distribute dividends in an amount of ZAR 944,999,979 to AJD Holdings and Richmark, as follows:

(a)	AJD Holdings – ZAR 241,919,994.62; and

(b)	Richmark – ZAR 703,079,984.38,

as holders of ordinary shares in the Company.

5.3

If for whatsoever reason Net 1 fails and/or neglects to pay on the Effective Date, the whole or any portion of the Subscription Price, taking into account interest and other adjustments thereto under this Agreement, then and in such event, in addition to any other remedies to which the aggrieved Party is entitled, penalty interest shall accrue thereon at the Prime Rate plus 2% per annum, calculated from its due date for payment, to date of actual payment.

5.4	Any payments made by Net 1 shall first be applied towards the payment of the Subscription Price.

6.	ADJUSTMENT FOR LEAKAGE

6.1

Notwithstanding anything to the contrary contained in this Agreement, it is recorded that the Subscription Price has been determined and agreed on the basis that, during the Interim Period, no Leakage has occurred or will occur.

6.2

As such to the extent that Net 1 advises the Warrantors of Leakage or Net 1 otherwise becomes aware of any such Leakage prior to the Issue Date or after the Issue Date, Net 1 shall have a claim against the Warrantors for an amount equal to 45% of the Leakage provided that Net 1 notifies the Warrantors of the Leakage within a period of 6 months from the Issue Date. The Leakage shall become payable by the Warrantors in the Warrantor Proportions to Net 1 within 5 Business Days of delivery by Net 1 of written notice, which sets out in reasonable detail, the calculation of the amount of the Leakage to the Warrantors (Leakage Repayment).

6.3	In the event that the Warrantors dispute the determination of the Leakage Repayment:

(a)

the Warrantors shall raise such dispute by means of written notice to Net 1 within a period of 5 Business Days after delivery of the written demand contemplated in clause 6.2, setting out the basis of the objection; and

(b)

that dispute will be referred to independent auditors for determination, who shall act as experts and not as arbitrators. For purposes hereof, independent auditors shall mean such independent auditors as may be agreed in writing between the Warrantors and Net 1, or failing agreement within 10 Business Days from the date of a written request by any such Party for such agreement, appointed by the Executive President, or failing him for any reason, then by the most senior officer for the time being of the South African Institute of Chartered Accountants from one of the 6 largest (based on number of partners or shareholders or directors) independent firms of auditors in the RSA at the time.

7.	INTERIM PERIOD

7.1

The Warrantors shall procure that during the Interim Period, the Business will be carried on in substantially the Ordinary Course of Business other than as Fairly Disclosed in the Disclosure Schedule, and the Group shall not enter into any contract or commitment or do anything which, in any such case, is out of the Ordinary Course of Business. In particular, but without limitation to the generality of the aforegoing, the Warrantors and the Company undertake that during the Interim Period the Group will not (other than as Fairly Disclosed in the Disclosure Schedule) –

(a)	alter the existing nature or scope of the Business;

(b)	manage the Business otherwise than in accordance with its business and trading policies and practices up to the Signature Date, except as may be necessary to comply with any statutory changes;

(c)	alter any of the rights attaching to the shares in any Group Company;

(d)	increase, alter, reduce or convert the authorised or issued shares of any Group Company other than as contemplated in the Transaction Agreements;

(e)

issue or allot any shares, capitalisation shares, bonus shares, share options, share warrants, debentures or any securities in any Group Company other than as contemplated in the Transaction Agreements;

(f)

approve or permit the transfer of any issued shares in any Group Company other than as contemplated in the Transaction Agreements. Notwithstanding the aforegoing, minority shareholders of any Group Company shall be entitled to transfer any issued shares held by that minority shareholder in the Group Company to a related party of that minority shareholder, in accordance with the terms of the relevant shareholders agreement or memorandum of incorporation of that Group Company (as the case may be);

(g)	repurchase any issued shares of any Group Company;

(h)	enter into any agreement or arrangement or permit any action whereby any other company becomes its subsidiary;

(i)	enter into any transaction other than on arms'-length terms and for full and proper consideration;

(j)

acquire or enter into any agreement to acquire (whether by one transaction or a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other persons;

(k)	dispose of or enter into any agreement to dispose of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of the Business;

(l)	incur or agree to incur any capital expenditure other than in the normal and Ordinary Course of Business;

(m)

take or agree to take any loans, borrowings or other forms of funding or financial facilities or assistance, or enter into or agree to enter into any foreign exchange transactions (which are not in the Ordinary Course of Business), guarantees or other similar agreements;

(n)

grant or agree to grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create any mortgage, charge or other encumbrance over the whole or any part of its undertakings or assets;

(o)	enter into or agree to enter into any joint venture, partnership or agreement or other venture for the sharing of profits or assets;

(p)

enter into or agree to enter into any death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of its employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any keyman insurance;

(q)	commence, compromise or discontinue any legal, administrative, regulatory or arbitration proceedings other than –

(i)	routine debt collection in the Ordinary Course of Business; or

(ii)

any proceedings reasonably necessary to secure or preserve any right of the Group (including, but not limited to, the interruption of prescription or the obtaining of an interdict or mandamus) and in respect of which proceedings the Company undertakes to consult with Net 1;

(r)

repay or prepay any loans of whatsoever nature and amount, any borrowings or any other financial facility or assistance made available to it (excluding amounts payable in the normal and Ordinary Course of Business);

(s)

terminate the employment or office of any of its senior employees or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any of the employees (whether senior or junior), consultants, directors or officers including increasing employees' or directors' compensation or benefits, except in the normal and Ordinary Course of Business and consistent with past practices;

(t)

make or agree to any amendment, variation, deletion, addition, renewal or extension to or of, terminate or give any notice or intimation of termination of or breach or fail to comply with the terms of any contract or arrangement with third parties;

(u)	make any changes to its accounting policies and procedures; or

(v)	permit the occurrence of any Leakage.

7.2	The Warrantors shall procure that the Company shall, during the Interim Period:

(a)	change the financial year end of the Company to June as soon as possible after the Signature Date;

(b)

keep Net 1 appraised of all and any material decisions which the Group intends to make in respect of the Business, it being specifically recorded and agreed that nothing in this clause 7 shall entitle Net 1 to determine and/or materially to influence any such material decision or to manage and/or control the Group in any way;

(c)

prepare monthly management accounts as soon as possible after each month end but in any event by not later than 30 days thereafter and circulate such management accounts to Net 1 as soon as they have been prepared;

(d)

permit representatives of Net 1 to have full access at all reasonable times, and in a manner so as not unreasonably to interfere with the normal business operations of the Group, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Group and/or the Business;

(e)

keep the Business and the assets of the Group used in respect of the Business (Business Assets) substantially intact, including the present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and the employees; and

(f)

give prompt notice to the Net 1 of any adverse development causing a breach or which is likely to cause a breach of any of the Warranties; provided that no disclosure by any Party in terms of this clause 7.2 shall be regarded as amending or supplementing the Disclosure Schedule or shall prevent or cure any misrepresentation, breach of Warranty or breach of any undertaking.

7.3	Notwithstanding anything to the contrary contained herein and subject to (i) Companies Act; and (ii) the discretion of the board of directors of the Company, it is:

(a)	recorded that:

(i)	the holders of Ordinary Shares will be entitled to a distribution to be declared by the Company as soon as reasonably possible after the Effective Date ("Designated Distribution"), provided that:

(A)

the amount of the Designated Distribution shall be equal to the PAT in respect of the Designated Period. For the avoidance of doubt, the Designated Distribution shall (if applicable) be paid less any dividends tax which shall be withheld by the Company, prior to distribution;

(B)	the record date for determining the shareholders of the Company who are entitled to participate in the Designated Distribution shall be the first Business Day after the Effective Date;

(C)

the Warrantors have delivered to Net 1 written notice of such proposed Designated Distribution by no later than 5 Business Days after the PAT Determination Date (Notice Date) which: (i) sets out in reasonable detail, the calculation of the amount of such Designated Distribution; and (ii) encloses a copy of written resolution by the Company's board of directors approving the Designated Distribution; and

(D)	Net 1 has given its prior written consent to such proposed Designated Distribution (which consent may not be unreasonably withheld), within 5 Business Days of the Notice Date; and

(ii)

the Designated Distribution shall be paid out of the available free cash of the Company to the holders of Ordinary Shares, in the Warrantor’s Proportions, in one or more payments after the Notice Date, having regard to the cash flow and working capital requirements of the Company at the time. Notwithstanding the aforegoing, the Designated Distribution shall be paid in full to the Warrantors within 6 months of the Notice Date;

(b)	agreed that the Designated Distribution shall constitute a Permitted Leakage.

7.4	The Warrantors shall procure that:

(a)	the board of directors of the Company considers the terms of the proposed Designated Distribution in terms of the Companies Act;

(b)	to the extent required, the Warrantors approve the terms of the proposed Designated Distribution; and

(c)	the Warrantors deliver the notice contemplated in clause 7.3(a)(i)(C) to Net 1 by not later than the time period specified in 7.3(a)(i)(C).

7.5	In the event that Net 1 disputes any of the terms of the Designated Distribution:

(a)	Net 1 shall raise such dispute by means of written notice to the Warrantors within a period of 5 business days after the Notice Date, setting out the basis of the objection; and

(b)

that dispute will be referred to independent auditors for determination, who shall act as experts and not as arbitrators. For purposes hereof, independent auditors shall mean such independent auditors as may be agreed in writing between the Warrantors and Net 1, or failing agreement within 10 Business Days from the date of a written request by any such Party for such agreement, appointed by the Executive President, or failing him for any reason, then by the most senior officer for the time being of the South African Institute of Chartered Accountants from one of the 6 largest (based on number of partners or shareholders or directors) independent firms of auditors in the RSA at the time.

7.6

In the event that Net 1 does not consent to the Designated Distribution in writing within the period contemplated in clause 7.3(a)(i)(D) for whatever reason, then the terms of the Designated Distribution will be referred to independent auditors for determination, and the provisions of clause 7.5(b) shall apply mutatis mutandis.

8.	2017 FINANCIAL STATEMENTS

8.1

The Company shall procure the preparation of the 2017 Financial Statements and the audit thereof by the Auditors as soon as reasonably possible after the Signature Date. In addition, the Company shall procure that the Auditors extract or calculate the PAT from the 2017 Financial Statements.

8.2	The Company shall deliver the 2017 Financial Statements to Net 1 as soon as they are available.

8.3	The Company shall use all reasonable endeavours to procure that the Auditors prepare the 2017 Financial Statements:

(a)	in conformity with the requirements of the Companies Act and in accordance with IFRS; and

(b)	save as expressly stated therein as to method and effect, on a basis consistent with the basis upon which previous consolidated audited financial statements of the Group were prepared.

8.4

Net 1 shall, within 10 Business Days after delivery of the 2017 Financial Statements (Objection Period), review same in conjunction with its professional advisors and notify the Company in writing if it accepts the 2017 Financial Statements and the calculation of the PAT (in which case the provisions of clause 8.6 shall apply) or if it wishes to raise an objection (in which case the provisions of clause 8.5 and clauses 8.7 to 8.9 (both inclusive) shall apply).

8.5

During the Objection Period, the Company shall ensure that Net 1 and its professional advisors are provided with access to the Auditors for the purposes of reviewing and discussing the audit work papers of the Auditors in preparing the 2017 Financial Statements and the extraction or calculation of the PAT.

8.6

In the event that Net 1 advises the Company that it accepts the 2017 Financial Statements and the calculation of the PAT, the 2017 Financial Statements and the calculation of the PAT shall be final and binding on the Parties for all purposes under this Agreement.

8.7

Should any objection be raised by Net 1 in respect of the 2017 Financial Statements and/or the calculation of PAT, by way of a written notice to that effect to the Company (Dispute Notice) within the Objection Period, then the difference or dispute shall be submitted for determination as follows –

(a)

the difference or dispute shall be decided on by an independent investment bank or one of KPMG, Deloitte, PricewaterhouseCoopers or Ernst & Young, agreed upon between the Parties within 10 days after the Dispute Notice is delivered, failing such agreement, to be nominated by the chairperson or like officeholder for the time being of the South African Institute of Chartered Accountants, or its successor-in-title or, failing that body, by the Arbitration Foundation of South Africa (Expert);

(b)	the Expert shall:

(i)

in making his determination, act as an expert and not as an arbitrator. However, the Company and Net 1 will be afforded a reasonable opportunity to make representations to the Expert and shall provide such information as may be required by the Expert in accordance with the procedures, and within the time periods, determined by the Expert, provided that the Expert shall be entitled to make his decision whether or not such representations were submitted to him; and

(ii)

hear the matter informally and as soon as possible, it being agreed that the Parties shall use their commercially reasonable endeavours to procure that the Expert makes his determination within 30 days after the date upon which the matter was referred to the Expert;

(iii)	the Expert's decision as to any matter referred to him for determination shall, in the absence of manifest error, be final and binding in all respects on the Parties; and

(iv)	the fees and expenses of the Expert shall be borne and paid as the Expert shall direct (or in the absence of any such direction, shall be paid by the Company).

8.8	If:

(a)

all of Net 1 objections are rejected by the Expert, then the 2017 Financial Statements and the PAT as submitted to the Expert shall be final and binding on the Parties for all purposes of this Agreement (save for any manifest error in calculation); or

(b)

any of Net 1's objections are accepted by the Expert, then the 2017 Financial Statements and PAT, as amended by the Expert in response to the objections, shall be final and binding on the Parties for all purposes of this Agreement (save for any manifest error in calculation).

8.9

Once the Expert has given his ruling on all matters raised in the Dispute Notice, the 2017 Financial Statements and the PAT shall, to the extent necessary, be amended by the Expert as part of his ruling to reflect all matters included in that ruling and shall then be regarded as agreed for all purposes of this Agreement.

9.	CLOSING

9.1

On the Issue Date, representatives of the Parties shall meet at Richmark's offices, Capital Hill Building, 6 Benmore Road, Sandton, 2196 or such other date and/or time as may be agreed by the Parties in writing.

9.2	At that meeting, and in respect of the subscription as herein contemplated:

(a)	in the event that the Issue Date coincides with the Effective Date, Net 1 shall discharge its obligations in terms of the Subscription Price, as provided for in clause 4 above;

(b)	the Company shall, on receipt of the proof of payment of the Subscription Price as contemplated in clause 5:

(i)	allot and issue the Subscription Shares to Net 1 as fully paid and deliver share certificates in respect of the Subscription Shares to Net 1;

(ii)

procure that Net 1 is recorded as a shareholder in the securities register of the Company and deliver an extract of the securities register of the Company to Net 1 updated to reflect Net 1 as the holder of the Subscription Shares; and

(iii)	deliver to Net 1:

(A)

to the extent necessary and applicable, the written resignation of each director appointed by the Warrantors, save for the directors appointed by Richmark and AJD Holdings in accordance with clause 8.1(b) of the Shareholders' Agreement, with effect from the Issue Date and confirming that such director waives all claims, whether in contract or delict, actual or contingent, that he may have against the Company;

(B)

notices from each of the remaining directors of the Company, with effect from the Issue Date, confirming that such director waives all claims, whether in contract or delict, actual or contingent, that he may have against the Company; and

(C)

a written resolution of the shareholders of the Company, appointing the nominated directors of Net 1, in accordance with clause 8.1(b) of the shareholders agreement to be entered into between Net 1, Richmark, AJD Holdings and the Company, contemporaneously with this Agreement;

9.3

The Parties may however dispense with a formal meeting as contemplated in this clause 9 and instead arrange for completion of such matters in such manner as may be specifically agreed, in writing (including email), to be convenient.

10.	FILING OF NEW MOI

Should the New MOI not be filed in the manner and form prescribed by the Companies Act (read with the Companies Regulations, 2011) with the Companies and Intellectual Property Commission within a period of 120 days from the Signature Date, Net 1 shall be entitled (but not obliged) to terminate the Agreement by way of written notice to the Company and the Warrantors, in which event, the Company shall repay, and the Warrantors shall procure the Company repays, immediately to Net 1 the Subscription Price together with interest thereon accrued at the Prime Rate from the Subscription Date up to the date of actual repayment by the Company under this clause 10.

11.	STARTER PACK CO

11.1

The Warrantors shall procure that, subject to regulatory approvals and as soon as reasonably possible following the Effective Date but in any event prior to the first anniversary of the Effective Date:

(a)

the Company acquires 100% of the issued shares in the Starter Pack Co for ZAR 203,000,000, on terms and conditions that Net 1 has confirmed in writing as being acceptable to Net 1 (acting reasonably and in good faith); and

(b)

the Company and Starter Pack Co shall enter into a management services agreement, in terms of which, the Company shall be responsible for the management of Starter Pack Co, for the duration of the Measurement Period, on terms and conditions that Net 1 has confirmed in writing as being acceptable to Net 1 (acting reasonably and in good faith).

11.2	The Warrantors shall provide the Company with the necessary funding, to allow it to meet its obligations in terms of the clause 11.1 above in the Warrantor’s Proportions.

11.3

Notwithstanding the aforegoing, in the event that the Company is unable to acquire 100% of the issued shares in the Starter Pack Co, for whatever reason, the Warrantors shall procure that the Company is placed in the same economic position as it would have been, had the Warrantors complied with their obligations contemplated 11.1(a).

12.	WARRANTIES

The Warrantors, jointly in the Warrantors' Proportions (and not jointly and severally) (except where it is expressly stated in this Agreement that a warranty is given separately and individually), give to Net 1 the Warranties, on the basis that:

12.1	insofar as any Warranty is promissory or relates to a future event, it shall be deemed to have been given as at the due date for fulfilment of the promise or the happening of the event;

12.2	save where any Warranty is expressly limited to a particular date, is given as at the Signature Date, the Effective Date and the Issue Date, and all periods between those dates;

12.3	be deemed to be material and to be a material representation inducing Net 1 to enter into this Agreement;

12.4	each Warranty shall be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other Warranty; and

12.5	the Warranties shall remain in force notwithstanding completion of the matters provided for in this Agreement.

13.	LIMITATION OF LIABILITY

13.1	The Warranties are limited and qualified by (and as a result no liability shall attach to the Warrantors and/or the Company to the extent that) anything Fairly Disclosed in:

(a)	any document contained in the DVD;

(b)	the Disclosure Schedule; and

(c)

information (including any fact, matter, circumstance and/or risk) which is, as at the Signature Date and the Effective Date, within the actual knowledge of Chris Seabrooke or any executive director of Net 1 (the Subscriber Representatives).

13.2

No warranties or representations (whether made negligently or innocently), express or implied or tacit whether by law, contract or otherwise and whether they induced the contract or not, which are not set forth in this Agreement shall be binding on the Warrantors and/or the Company, but excluding, for the avoidance of doubt, any fraudulent or intentional misrepresentation.

13.3	For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement -

(a)

the Warrantors shall not be liable for any forward-looking statements and/or representations, regarding the future financial position, performance or business strategy of the Group. Accordingly, the actual performance of the Company or any subsidiary of the Company may accordingly differ from forward-looking statements and/or representations made by the Warrantors; and

(b)

Net 1 shall not be entitled to make any Claim (as described below) against the Warrantors in respect of and/or in connection with any breach of the Warranties or any other provision of this Agreement, if that Claim would result in Net 1 being compensated more than once for the same damage or loss. Accordingly, a Claim by Net 1 arising out of a breach of any one or more Warranties and/or other relevant provision of this Agreement, shall not entitle Net 1 to make a Claim against the Warrantors in respect of more than one Warranty or other claim arising from or which is attributable to the same cause of action.

13.4

For the purposes of clause 12, this clause 13 "Claims" means any claim by Net 1 against the Warrantors of any nature whatsoever and howsoever arising out of or in connection with a breach of any Warranties and/or any indemnities but only to the extent that clause 14 expressly provides that such indemnities will be made subject to the provisions of this clause 13.

13.5	Notwithstanding the Warranties, representations and indemnifications given by the Warrantors, no liability shall attach to a Warrantor in relation to Claims:

(a)

which are less than ZAR 15,000,000 in aggregate, and the applicable Warrantors' Proportion of ZAR 15,000,000 in respect of a Warrantor, provided that: (i) when such aggregate or individual claims or loss exceed the said amount, the Warrantors shall, subject to clause 13.5(b) and clause 13.5(c), be liable for the full amount of such claim/s and/or loss and/or liabilities and not only for the amount in excess of the said amount; (ii) regard shall only be had to individual claims and/or losses which exceed ZAR 250,000 per individual claim and/or loss in determining whether the aforementioned ZAR 15,000,000 threshold has been reached; (iii) the aforegoing restrictions shall not apply to any Claims relating to the Title Warranties, the Capacity and Authority Warranties, the Financial Warranties and the Net Working Capital Warranty;

(b)

if Net 1 has not issued summons against a Warrantor for recovery of such Claims, or made a demand for arbitration in regard thereto within 30 calendar months (ignoring any portion of a calendar month should the Issue Date not coincide with the first day of a calendar month) of the Issue Date provided that the aforegoing restriction shall not apply to any Claims relating to the Tax Warranties (in which case summons or demand must be made within 5 years of the most recent date of assessment of the applicable Group Company to which the Claim relates); or

(c)

which in aggregate exceed an amount equal to ZAR 112,500,000 on the basis that the aggregate amount recoverable from a Warrantor, exclusive of interest and costs, from whatever cause arising, shall be limited to the Warrantor's Proportion of the Subscription Price, provided that the aforegoing restriction shall not apply to any Claims relating to the Title Warranties, the Capacity and Authority Warranties, the Tax Warranties, the Financial Warranties and the Net Working Capital Warranty (in respect of which the maximum amount shall be the Subscription Price).

13.6

Notwithstanding anything to the contrary contained herein, the Warrantors shall only be liable for claims in terms of this clause 13 in the Warrantors' Proportions (save for any claims in relation to the breach of any Warranties which are given separately and individually in terms of this Agreement).

13.7	The aggregate damages that Net 1 suffers as a result of a Claim shall be reduced (at a maximum, to ZAR 0) by the aggregate of –

(a)

an amount equal to 45% of any assessed Tax benefit (including without limitation any reduction in the Taxes due, deductibility of the damages suffered by the Group or the incurral of a capital loss that may be used to reduce capital gains in the future) as and when such Tax benefit accrues to the Group as a direct result thereof;

(b)	45% of any amount actually recovered by the Group from any third party in respect thereof (including, but not limited to any insurer);

(c)

the amount of any reduction in the subscription price payable in terms of the Additional Subscription Agreement which is directly attributable to the effect of the facts giving rise to such Claim on the calculation of PBT (as defined in the Additional Subscription Agreement);

(d)	any amount by which the subject matter of the Claims has been or is made good or otherwise compensated for, less any cost thereof to Net 1 and/or the Group,

and any amount refunded to the Warrantors by Net 1 or any reduction in damages in terms of this clause 13.7 shall be regarded as never having been claimed from the Warrantors and/or the Company for purposes of clause 13.5.

13.8	Notwithstanding anything to the contrary contained in this Agreement, no liability shall attach to the Warrantors and/or the Company in respect of any Claim to the extent that:

(a)	the Claim is for any indirect, special or consequential damages (including loss of profit) of whatsoever nature suffered by any subsidiary of the Company and/or Net 1;

(b)

the Claim or the events giving rise to the Claim would not have arisen but for an act, omission or transaction of any of the Subscriber Representatives, or any employee of Net 1 who participated in or was involved in the Due Diligence Investigation;

(c)	the Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated;

(d)	allowance, provision or reserve in respect of the matter giving rise to the Claim shall have been made in the Warranted Accounts; and/or

(e)

the Claim occurs wholly or partly out of or the amount thereof is increased as a result of any change in law, regulation, guideline, codes of conduct, and the like or in their interpretation or administration by the South African courts, or by any other fiscal, monetary or regulatory authority, whether or not having the force of law, after the Issue Date.

13.9

Notwithstanding anything to the contrary contained in this Agreement, no liability will arise and no Claim may be made if the matter giving rise to such Claim is remediable, to the reasonable satisfaction of Net 1, within the period of 30 days of receipt of written notice by Net 1 to the Warrantors and/or the Company requiring the Warrantors and/or the Company to remedy the matter giving rise to such Claim (or if it is not reasonably possible to remedy the matter giving rise to such Claim within 30 days, within such further period as may be reasonable in the circumstances provided that the Warrantors and/or the Company furnishes evidence within the period of 30 days, reasonably satisfactory to Net 1, that it has taken whatever steps are available to it, to commence remedying the matter giving rise to such Claim).

13.10	Unless it is restricted by law from doing so and/or the Warrantors and/or the Company is the counterparty of Net 1 in any such Claim, Net 1 shall:

(a)

within 10 Business Days inform the Warrantors and/or the Company in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of its holding or subsidiary companies whereby it appears that the Warrantors and/or the Company is or may be liable to make any payment in respect of any Claim;

(b)	thereafter keep the Warrantors and/or the Company fully informed of all developments in relation thereto; and

(c)

provide access to its personnel and premises and give all such information and documentation (no matter how it is recorded or stored) as the Warrantors and/or the Company shall request in connection therewith.

13.11

Nothing in this Agreement shall or shall be deemed to relieve Net 1 or any of their shareholders or subsidiary companies of any common law or other duty to mitigate any loss or damage incurred by them.

13.12

In the event of a Claim, the Warrantors shall cede their respective rights to claim from Gain under any corresponding breach in terms of the Gain Sale of Shares Agreement to Net 1, on such terms as Net 1 may agree to in writing (acting reasonably and in good faith). The provisions of clause 13.7 shall apply mutatis mutandis to any amount recovered by Net 1 from Gain pursuant to such cession.

13.13

Notwithstanding anything to the contrary contained in this Agreement, the Title Warranties and the Capacity and Authority Warranties shall not be limited or qualified in any respect whatsoever, and no disclosure (regardless of whether a fact or circumstance is Fairly Disclosed) shall be regarded as amending or supplementing the Disclosure Schedule or shall prevent or cure any misrepresentation or breach of a Title Warranty and/or Capacity and Authority Warranty, as the case may be.

14.	INDEMNITIES BY THE WARRANTORS

14.1

Without prejudice to any rights of Net 1 arising from any other provision of this Agreement and to the extent that such liability is not fully provided for or reflected as a liability in the Warranted Accounts, the Warrantors hereby jointly in the Warrantors' Proportions agree to indemnify and hold Net 1 harmless from and against the entirety of any Adverse Consequences which Net 1 may suffer (whether directly or indirectly) resulting from, arising out of, or relating to –

(a)	a failure of any of the Warranties or any undertakings contained in this Agreement to be true and correct; and/or

(b)	any liability for tax not fully provided for in the Warranted Accounts for all periods prior to the Issue Date.

14.2

The indemnification provisions in this clause 14 are in addition to, and do not in any way derogate from, any statutory or common law remedy Net 1 may have for breach of this Agreement, including breach of any representation or Warranty.

14.3

The indemnities provided for in clause 14.1(a) shall be limited as provided for in clause 13 above, mutatis mutandis, provided that none of the indemnities in relation to liability for Tax (whether arising out of a breach of the provisions of clause 14.1(a) or 14.1(b)) shall be limited by any provision of clause 13.

14.4	Defence of Claims:

(a)	Upon a third party threatening or bringing a Claim in respect of which the Warrantors have given an indemnity, pursuant to this 14:

(i)

the Company will notify the Warrantors as soon as reasonably possible upon becoming aware of the Claim provided, however, that no delay on the part of the Company in so notifying the Warrantors shall relieve the Warrantors from any obligation hereunder unless (and then solely to the extent that) the Warrantors are thereby prejudiced; and

(ii)	the Warrantors will elect whether or not to defend the Claim, in accordance with clause 14.4(b) and 14.4 below.

(b)

The Warrantors may elect, by giving written notice signed by all Warrantors, and nominating and appointing one Warrantor to act on behalf of all Warrantors in all respects, within 14 Business Days following receipt of the notice provided for in 14.4 or, if earlier, 7 Business Days prior to the first date when a response to the Claim is due, to assume control of the defence and settlement of the Claim, in which case:

(i)	the Warrantors will, at their own expense, defend the Claim and have control of the conduct of the defence and settlement of the Claim, provided however that Net 1 will have the right to:

(A)	participate in any defence and settlement, such participation to be at its own cost where it is not pursuant to a request for participation from the Warrantors;

(B)	join the Warrantors as a defendant in legal proceedings arising out of the Claim;

(ii)	Net 1 will:

(A)

not make admissions (except under compulsion of law), agree to any settlement or otherwise compromise the defence or settlement of the Claim without prior written approval of the Warrantors, which will not be unreasonably withheld;

(B)	give, at the Warrantors' request and cost, all reasonable assistance in connection with the defence and settlement of the Claim.

15.	NET 1'S RIGHT TO TERMINATE

Notwithstanding anything to the contrary contained in this Agreement (including the fulfilment or waiver, as the case may be, of the Condition Precedent), Net 1 shall be entitled to cancel this Agreement by means of written notice to the other Parties at any time prior to the Effective Date, in the event that –

15.1

Net 1 becomes aware that any Warranty is not true and correct in all respects and/or that the Company or a Warrantor is in breach of any Warranty which exceeds the threshold under clause 13.5(a) or will be so in breach on or at any time after the Effective Date;

15.2	a Warrantor or any Group Company is sequestrated, liquidated or placed under judicial management, whether provisionally or finally (or any application is launched in that regard);

15.3	business rescue proceedings in terms of the Companies Act are commenced against a Warrantor or any Group Company, whether by way of board resolution or court order; or

15.4

any interdict, judgment or other order or action of any court or governmental body restraining, prohibiting or rendering illegal the implementation of the transactions contemplated in this Agreement is in effect, or any legal proceeding has been instituted by any person (including any governmental body) seeking to prohibit, restrict or delay, declare illegal or to enjoin the implementation of the transactions contemplated herein.

16.	CONFIDENTIALITY

This Agreement is subject to the confidentiality provisions provided in clause 9 of the Framework Agreement.

17.	DOMICILIUM AND NOTICES

The Parties have provided for domicilium citandi et executandi for all purposes of this Agreement in terms of clause 11 of the Framework Agreement.

18.	BREACH

This Agreement is subject to the breach provisions provided in clause 12 of the Framework Agreement.

19.	ARBITRATION

Any dispute arising from or in connection with this Agreement shall be resolved in accordance with clause 13 of the Framework Agreement.

20.	GENERAL

This Agreement shall be subject to the general provisions provided in clause 14 of the Framework Agreement.

21.	COSTS

Any costs relating to the negotiation, preparation and drawing of this Agreement shall be dealt with in terms of clause 15 of the Framework Agreement.

Execution

Signed at Rosebank on 23 June 2017
Net 1 Applied Technologies Proprietary Limited

/s/ H.G. Kotzé

who warrants that he/she is duly
authorised hereto

Name: H.G. Kotzé
Capacity: Director

Signed at Sandton on 23 June 2017
DNI - 4PL Contracts Proprietary Limited

/s/ A.J. Dunn

who warrants that he/she is duly
authorised hereto

Name: A.J. Dunn
Capacity: CEO

Signed at Sandton on 23 June 2017
AJD Holdings Proprietary Limited

/s/ A.J. Dunn

who warrants that he/she is duly
authorised hereto

Name: A.J. Dunn
Capacity: Director

Signed at Sandon on 23 June 2017
Richmark Holdings Proprietary Limited

/s/ A.J. Dunn

who warrants that he/she is duly
authorised hereto

Name: A.J. Dunn
Capacity: CEO

ANNEXURE A - WARRANTIES

1.	INTRODUCTION

(a)	Interpretation

Expressions defined in the subscription agreement to which this is attached as Annexure A (Agreement) shall bear the same meaning in this Annexure A as that assigned to them in the Agreement. In addition, the following words and phrases shall have the meaning attributed to them as follows:

(i)	Aware - the knowledge, after having made necessary and diligent enquiries, of any of the Warrantors and/or any executive director or senior manager of any Group Company as disclosed on the DVD, being:

(A)	Andrew Dunn;

(B)	David Smaldon;

(C)	Graham Bryson

(D)	Tony Strike

(E)	Georgina Midgley

(F)	Andy Payne;

(ii)

Commissioner - the Commissioner for the South African Revenue Service (or his successor in title) for purposes of the Income Tax Act, including his lawful representative and including any other authority entitled to administer any taxes in South Africa;

(iii)

Encumbrance - in relation to any shares, includes any pledge, charge, hypothecation, lien, subordination, mortgage, option over, right of retention or any other encumbrance whatsoever, or any form of hedging or similar derivative instrument of any nature whatsoever of or over those shares, or any lending of shares, and the words Encumber, Encumbered and Encumbering shall have corresponding meanings;

(iv)	Income Tax Act - the Income Tax Act, No. 58 of 1962, as amended;

(v)	Insolvency Act - the Insolvency Act, No. 24 of 1936, as amended;

(vi)

Intellectual Property Rights - in relation to a person, any registered or unregistered trademark, patent, design or rights of copyright as well as other intellectual property rights (including any application in relation to any of the aforegoing) and all rights in any trade secrets, know-how or confidential information, used by that person in the conduct of its business;

(vii)	Labour Relations Act - the Labour Relations Act, No. 65 of 1995, as amended;

(viii)	National Credit Act - the National Credit Act, No. 34 of 2005, as amended;

(ix)

Net Working Capital - means, in respect of the Company, the attributable accounts receivable, plus attributable cash-on-hand, plus attributable inventory, less the attributable accounts payable, as at the Issue Date;

(x)	Subsidiary - a subsidiary company as defined in the Companies Act and subsidiaries shall have a corresponding meaning.

(b)	To the extent that the Warranties are given on a date which results in the use of any tense being inappropriate, the warranties set out below shall be read in the appropriate tense.

(c)	The Warranties set out below are given by the Warrantors, on the basis set out in clause 12, and by the Company.

(d)

All the Warranties given by the Warrantors in this annexure are given subject to the limitations and qualifications set out in clauses 12 and 13 of the Agreement (or any other relevant provision of the Agreement).

2.	CAPACITY AND AUTHORITY (which Warranties are being given separately and individually)

(a)	Incorporation and Existence

(i)	The Company is a company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

(ii)	Each Group Company is a private company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

(iii)

The Company has an authorised share capital as at the Signature Date of 1,000 ordinary shares of which 125 ordinary shares are issued and held by the Warrantors and Gain in the proportions as set out in clause 2.1 of the Framework Agreement.

(iv)	The Group's corporate structure is as follows:

(G)	the Company holds 51% of all of the shares in International Tower Company Proprietary Limited;

(H)	the Company holds 50% of all of the shares in Specpack Proprietary Limited;

(I)	the Company holds 100% of all of the shares in DNI Retail Proprietary Limited;

(J)	the Company holds 51.2% of all of the shares in M4J Proprietary Limited, which in turn holds 100% of all of the shares in M4Y Proprietary Limited; and

(K)	100% of all of the shares in DNI 4PL Contracts Proprietary Limited are held as follows:

1.	AJD Holdings holds 25 ordinary shares in the Company constituting 20% of all of the shares of the Company;

2.	Gain holds 25 ordinary shares in the Company constituting 20% of all of the shares of the Company; and

3.	Richmark holds 75 ordinary shares in the Company constituting 60% of all of the shares of the Company.

(v)	Save as provided for above, the Company has no other direct or indirect shareholding in another company.

(b)	Right, Power, Authority and Action

(i)	The Company has the right, power and authority to conduct its business.

(ii)	Each Group Company has the right, power and authority to conduct the businesses conducted by them.

(iii)	The Company has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement.

(c)	Binding Agreements

(i)

The Company's obligations under this Agreement and each document to be executed at or before the Signature Date are, or when the relevant document is executed will be, enforceable against the Company in accordance with their terms.

(ii)	The entry into this Agreement by the Company, and the performance by it of its obligations under this Agreement, does not, and will not:

(A)	as at the Issue Date, result in any present or future material indebtedness of any Group Company becoming due or capable of being declared due and payable prior to its stated maturity;

(B)	contravene, conflict with, or result in a violation of, any applicable laws; or

(C)

as at the Issue Date, contravene, conflict with, or result in a breach or default of, the terms of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any agreement, indenture, mortgage or other instrument of any kind to which it/he is a party, that has not been waived or consented to in writing by that person prior to the Signature Date.

3.	SHARES

(a)	The Shares

(i)

The Subscription Shares will, upon issue and following the Issue Date, confer on Net 1: (i) 45% of the total voting rights exercisable in the Company, (ii) 45% of the rights to any and all distributions by the Company, and (iii) upon the Company's liquidation, 45% of the net assets of the Company.

(ii)

Save as contemplated in the Transaction Agreements or as Fairly Disclosed in the Disclosure Schedule, as at the Signature Date and the Issue Date, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any shares in the Company (including the allotment and issue of the Subscription Shares). As far as the Warrantors and the Company are Aware, no person has claimed to be entitled to an Encumbrance in relation to any of the shares in the Company.

(iii)

As at the Issue Date, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company or any Group Company (including, without limitation, an option or right of pre-emption or conversion), in terms of which such creation, allotment, issue, transfer, redemption or repayment must still occur.

(iv)

As at the Issue Date, save as contemplated in the Proposed Transaction, neither the Company nor any Group Company is and will not be under any obligation (whether contingently upon the exercise of any right or otherwise), and no resolution shall have been passed, requiring the Company or any Group Company to increase or to reduce its authorised or issued share capital, or to vary any of the rights attaching to any of its shares, or to buyback any of its shares, or to make any payment(s) to its shareholder.

(v)

As at the Issue Date, no person (other than Blue Label or Net 1) has any right, actual or contingent, (including, inter alia, any option or right of first refusal) to subscribe for any shares or any other Securities in the authorised capital of any Group Company.

(vi)	No person is entitled to participate in, or to a commission on the dividends or profits of, any Group Company, except as a shareholder.

(vii)	As at the Issue Date, no Group Company is obliged to cancel any of the shares in its capital or to create or issue any debentures or any derivatives.

(b)	Securities Register

(i)

The securities register of the Company contains true and accurate records of the holders of securities from time to time issued by the Company and the Company does not know of any facts or circumstances which may give rise to a rectification of the securities register of the Company.

(ii)	No person has any right to obtain an order for the rectification of the securities register of any Group Company.

4.	RECEIVABLES

As at the Issue Date:

(a)	the receivables book will be in the name of the Company or relevant Group Company;

(b)	security relating to the receivables book will be documented to reflect the terms of the security and all such documents are in the possession, or under the control of the Company;

(c)	the provision by the Company for bad or doubtful debt of the Group is adequate;

(d)	the contracts with customers forming part of the receivables book and all documents ancillary thereto will be in the possession, and under the control, of the Company; and

(e)	the receivables book has accurately recorded the principle and material terms of these contracts (including the sum outstanding and the payment/repayment dates).

(f)	all accounts receivable will be fully recovered save to the extent specifically provided against in the Warranted Accounts.

5.	RECORDS

Each Group Company complies in all material respects with all record keeping requirements imposed by applicable laws and all such records (including the books, registers, accounts, ledgers and accounting records) of that Group Company:

(a)	are up-to-date in all material respects;

(b)	are in its possession or under its control;

(c)	give and reflect a true and fair view of that Group Company concerned and are not misleading in any material way; and

(d)

are properly completed on a basis consistent with the accounting records of the 3 most recent financial years of the Group Company concerned (unless otherwise stated therein) and in accordance with the Companies Act, IFRS (to the extent applicable) and the law of, and applicable standards, principles and practices generally accepted in South Africa.

6.	FINANCIAL STATEMENTS

(a)	No Undisclosed Liabilities

(i)

The Group has no liabilities, which would be regarded as material by an auditor, of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described on the Warranted Accounts or in the notes thereto in accordance with IFRS and were not so reflected, reserved against or described, other than (i) liabilities incurred in the Ordinary Course of Business after the Issue Date, and (ii) liabilities incurred in connection with the transactions contemplated hereby, other than as reflected and Fairly Disclosed in the Warranted Accounts.

(ii)	No shareholder of the Company or any Related Person to any such person has any claims against any Group Company whether on loan account, current account or otherwise.

(iii)

The Group has paid its creditors which would be regarded as material creditors by an auditor, within the time limits agreed with such creditors save where a creditor’s claim is disputed or as may be otherwise indicated and Fairly Disclosed in the Warranted Accounts.

(iv)

No report has been furnished to any Group Company by its auditor concerning a material irregularity as contemplated in the Auditing Professions Act No. 26 of 2005 (as amended), or any similar predecessor section, or any analogous legislation in a relevant jurisdiction.

(v)	Between the Signature Date and the Issue Date, the Group's Business will be operated in the usual way so as to maintain it as a going concern.

(vi)	The Audited Accounts –

(A)	comply with the requirements of the Companies Act;

(B)	have been prepared in accordance with IFRS for SMEs;

(C)	fairly present the financial position, operations and results of the Group as at the close of business at the end of the financial period to which they relate;

(D)	save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in respect of any material item;

(E)	reflect or disclose all liabilities, actual or contingent, at their full amount;

(F)

adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees;

(G)	have been reported on by the auditors of the Group without any qualification other than in respect of post-balance sheet events; and

(H)	have been approved and signed by the directors of the Company.

(vii)	All provisions contained or brought to account are adequate and sufficient in respect of the matters to which they relate, including but not limited to foreign exchange commitments.

(viii)

As at the Signature Date, the financial year end of the Company is February. Notwithstanding the aforegoing, as soon as reasonably possible after the Signature Date, the financial year end of the Company will be changed to June.

(ix)	The Signature Date Accounts–

(A)	fairly present the financial position, operations and results of the Group as at the close of business at the end of the financial period to which they relate;

(B)

save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in the preparation of the Audited Accounts and have been prepared consistent with past practice;

(C)	reflect or disclose all liabilities, actual or contingent, at their full amount; and

(D)

adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees.

(b)	Minute Books

As at the Signature Date and the Issue Date, the minute book of each Group Company contains all material resolutions passed by the directors and members thereof, save for resolutions required to give effect to the provisions of this Agreement.

(c)	Specific

Since 1 March 2017:

(i)	no Group Company has, other than in the ordinary course of its business:

(A)	acquired or disposed of, or agreed to acquire or dispose of, an asset which an auditor would regard as material; or

(B)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) that an auditor would regard as material;

(ii)

the Group’s business has not been materially and adversely affected by the termination of, or a change in the terms of, any licence, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses;

(iii)

the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Income Tax Act), except as provided for in the Audited Accounts;

(iv)	no Group Company has changed its financial year end or its auditors.

7.	NET WORKING CAPITAL

The Net Working Capital will be sufficient to conduct the Business in the Ordinary Course of Business.

8.	TAX

(a)

Each Group Company shall at all times have complied in all material respects with the provisions of the Income Tax Act, the Value-added Tax Act, No. 89 of 1991 (VAT Act) and all Tax returns (including without limitation employees’ tax returns and specifically including all returns and information that relate to reportable arrangements as contemplated in Part B of Chapter 4 (sections 34 to 39 of the Tax Administration Act, No. 28 of 2011 or sections 80M to 80T of the Income Tax Act) and declarations required to be returned shall have been made by it in respect of the 4 financial years immediately preceding the Issue Date and shall have accurately disclosed all information properly required to be disclosed to the Commissioner or other appropriate authorities, and all provisional and other Taxes shall have been paid as at the due date thereof in material compliance with the provisions of the Income Tax Act.

(b)	Each Group Company has paid and discharged when due, all Taxes payable by it from the date of its incorporation to the Issue Date, including any Tax in respect of:

(i)	its assets, income or profits;

(ii)	any transactions concluded by the Group Company concerned;

(iii)	the declaration and payment of dividends and/or deemed dividends by the Group Company concerned.

(c)

All assessments for Tax raised in respect of the Group where the due date for payment of the Tax arises on or before the Issue Date or which relate to the period prior to the Issue Date or as otherwise provided in the Signature Date Accounts shall have been paid in full by the Issue Date, unless disputed by the Company in good faith.

(d)	In respect of any Tax of the Group which is due for payment after the Issue Date, adequate provision therefor shall have been made in the financial statements of the relevant Group Company;

(e)

Final assessments have been issued for all Tax periods in respect of which the Group Company has submitted Tax returns and no Warrantor is aware of any intention by the Commissioner to re-open any such assessment.

(f)

As far as the Company is Aware, no Group Company is liable to pay any penalty, late payment penalty, administrative non-compliance penalty, understatement penalty, fine or interest in connection with any Tax.

(g)

As far as the Company is Aware, no Group Company is party to any transactions in respect of which the Tax authority may lawfully substitute, for purposes of Tax, a different consideration for the actual consideration given or received by the Group.

(h)

The wear and tear, depreciation or capital allowances applied in the past to the Group’s fixed or other assets for Tax purposes shall conform in all material respects to, and shall not exceed, those permitted in terms of the Income Tax Act.

(i)

All financing costs incurred to date (including any interest or similar expenses) in relation to any financing entered into by the Group before Closing have been and will be deductible on an accruals basis.

(j)	As far as the Company is Aware, no facts or circumstances exist which could cause a revenue authority to disallow any existing assessable/accumulated tax losses or the carrying forward of such losses.

(k)	The current and deferred Tax provisions and/or assets that will be included in the Audited Accounts have been properly provided for in accordance with the IFRS.

(l)

Where required, a Group Company has duly registered as a VAT vendor in terms of the VAT Act, has complied in all material respects with all statutory provisions and regulations relating to VAT and has duly paid or provided for all amounts of VAT which have become due and payable or for which that Group Company is liable; and is not operating any special arrangement or scheme relating to VAT nor has it agreed any special method of accounting for VAT.

(m)	Except as otherwise Fairly Disclosed in the Disclosure Schedule, no Group Company has, at any time since the date of its incorporation:

(iv)	entered into any transaction as contemplated in sections 41 to 47 of the Income Tax Act;

(v)	issued any "hybrid equity instrument", as contemplated in section 8E of the Income Tax Act, or any "third-party backed share", as contemplated in section 8EA of the Income Tax Act;

(vi)	issued any "hybrid debt instrument" as contemplated in section 8F of the Income Tax Act;

(vii)	incurred "hybrid interest" as contemplated in section 8FA of the Income Tax Act.

(n)	The Company is:

(i)	a resident for South African Tax purposes and has not ceased such residence since the date of its incorporation; and

(ii)	is not treated as resident or liable to Tax in any other jurisdiction for any Tax purpose (including for the purposes of any double taxation agreement); and

(iii)	not subject to the interest-limitation provisions contained in sections 23M or 23N of the Income Tax Act.

(o)

The Company shall not at any time or times have been party to any ‘company formation transaction’, ‘share-for-share transaction’, ‘amalgamation transaction’, ‘intra-group transaction’, ‘unbundling transaction’ or ‘liquidation, winding-up or deregistration transaction’ all as contemplated in Part III of the Income Tax Act, or any other transaction which might be so classified.

(p)

As at the Signature Date, there are no material queries, notices, suits, proceedings, investigations or inspections pending against any Group Company by the Commissioner or any Tax authority relating to any claim for any additional Tax or assessment, or any material matters under discussion with the Commissioner or any Tax authority relating to any claim for any Tax or assessment, nor is there any pending Tax objection or appeal by any Group Company.

(q)

As far as the Warrantors are Aware, the Tax files and records of the Group contain complete, full and accurate details in all material respects of all communications with the Commissioner and Tax advisors, respectively, for the 3 (three) year period prior to the Issue Date.

(r)

As far as the Warrantors are Aware, to the extent that any Group Company claimed Tax allowances or deductions prior to the Issue Date (including, without limitation, in respect of leasehold improvements) it was, insofar as it was Aware, entitled to do so in accordance with the provisions of the Income Tax Act.

9.	BUSINESS OF THE COMPANY

(a)	The sole business of the Company is the Business which the Company conducts as a going concern solely in South Africa.

(b)

No Group Company is bound by any restraint of trade agreement and no Group Company has committed (whether actually or contingently) to entering into any restraint of trade agreement by which it may be so bound.

(c)	The Warrantors are not Aware of anything, which will prevent the Company from carrying on the Business nor any Group Company carrying on its business.

10.	ASSETS

(a)	Title and Condition

(i)	Each asset included in the Signature Date Accounts or acquired by the Group since the Signature Date Accounts (other than stock disposed of in the Ordinary Course of Business or leased assets) is:

(A)	legally and beneficially owned solely by the Group; and

(B)	where capable of possession, in the possession or under the control of the Group.

(ii)

Unless otherwise Fairly Disclosed in Annexure B, all the material assets of the Group included in the Signature Date Accounts or acquired by the Group since the Audited Accounts, whether movable, immovable, fixed or of whatever nature or description will be owned by the Group in full, free and unencumbered ownership, and none of them will be subject to:

(A)	any credit agreement, credit transaction, instalment sale transaction or leasing transaction;

(B)

any other credit agreement, instalment sale agreement, hire-purchase or suspensive sale agreement, lease or any like agreement whatever its form, save for motor vehicle leases in the Ordinary Course of Business;

(C)	any pledge, mortgage bond, lien or notarial bond;

(D)	any other right in favour of any third person; or

(E)	any arrangement for the payment of a premium or like consideration to or by the Group for the use of the asset concerned.

(iii)

As far as the Warrantors are Aware, no Person has or will have any right (including any option or right of first refusal) to acquire or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of, any of the assets of any Group Company, other than in the ordinary course of its business.

(iv)	There has been no exercise, purported exercise or claim for any Encumbrance over any of the assets of any Group Company, and there is no dispute directly or indirectly relating to any such assets.

(v)	Each Group Company has the legal capacity and power to own its assets and carry on its business as it is presently being conducted.

(vi)	No Group Company has stopped or suspended payment of a material portion of its debts, or otherwise become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

11.	INTELLECTUAL PROPERTY

(a)	Each of the Intellectual Property Rights owned or licensed by the Group and material to the conduct of the Business is:

(i)	valid and enforceable and nothing has been done or omitted to be done by any Group Company by which it may cease to be valid and enforceable;

(ii)	legally and beneficially owned by the Group alone, or legally licensed by the Group; and

(iii)

as far as the Warrantors are Aware, not the subject of a claim or opposition from a person (including, without limitation, an employee of the Group) as to title, validity, enforceability, entitlement or otherwise.

(b)

As far as the Warrantors are Aware, no Group Company has infringed any third party’s Intellectual Property Rights or rendered any Group Company liable to an action in respect of the infringement of any Intellectual Property Rights belonging to a third party, provided that the aforesaid Warranty does not apply to instances where any infringement occurs or may have occurred as a result of any Intellectual Property Rights not having been licensed to the Company validly by a licensor purporting to do so. There is and during the 2 years ending on the Signature Date has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction by or against any Group Company concerning any of the Intellectual Property Rights. The Warrantors are not Aware of any civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights being pending or threatened against it or any Group Company.

(c)

The Group is entitled to use the Intellectual Property Rights and prohibiting its use of any Intellectual Property Rights and computer systems or other similar property licensed to the Group and used by the Company at present in connection with or for the Business operations of the Group.

12.	INSURANCE

(a)	Status of the Policies

(i)

As far as the Warrantors are Aware, each of the current insurance and indemnity policies in respect of which the Group has an interest (including any active historic policies which provide cover on a losses occurring basis) (Policies) is valid and enforceable.

(ii)	As far as the Warrantors are Aware, no Group Company has done or omitted to do anything which:

(A)	makes any of the Policies unenforceable; or

(B)	prejudices the ability to effect insurance on the same or better terms in the future.

(iii)	No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

(b)	Insurance of Assets

(i)	All Policies are and remain in full force and effect.

(ii)	All Policies are adequate in respect of the assets to which such Policies relate.

(c)	Claims

As far as the Warrantors are Aware:

(i)	no material claims have been made under any Policy (other than claims made in the Ordinary Course of Business);

(ii)	no claim is outstanding;

(iii)	there exists no fact or circumstance which will give rise to a material claim under any of the Policies;

(iv)	no event, act or omission has occurred which requires notification under any of the Policies the failure of which would have a material adverse effect on the Business of the Company;

(v)

no insurer under any of the Policies has refused, or given any indication to the Company that it intends to refuse, indemnity in whole or in part in the Ordinary Course of Business in respect of any material claims under the Policies; and

(vi)

nothing has been done or omitted to be done by the Group, which will entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any material claims under the Policies.

(d)	Premiums

(i)	All premiums which are due under the Policies have been paid.

(ii)

The Warrantors are not Aware that the Company has done anything or omitted to do anything (other than to submit claims in the Ordinary Course of Business of the Company) which will result in a material increase in the premium payable under any of the Policies (excluding annual increases of premiums in the ordinary course).

13.	PROPERTY

(a)	Immovable Property

The Group owns no immovable property.

(b)	Leasehold Property used by the Group

(i)	The warranties in paragraphs 13(b)(ii) to 13(b)(vii) (inclusive) are given only to the extent that a breach thereof would have a material adverse financial effect on the Group as a whole.

(ii)

No person (including, without limitation, the landlord) may bring the term of any lease agreement to which any Group Company is a party as a lessee to an end before the expiry of the term of the relevant lease agreement by effluxion of time (except by forfeiture).

(iii)

As far as the Warrantors are Aware, there is no fact or circumstance which will restrict or terminate the Group's continued and uninterrupted possession or occupation of any of its premises, where such restriction or termination will have a material adverse effect on the Business.

(iv)	The Group has the right to conduct the Business from the premises from which it trades in the ordinary course thereof.

(v)

No Group Company has any obligation to alter, renovate or improve the premises from which it trades, save as otherwise provided in any lease agreement and in such an event such obligation will not have a material adverse effect on the Business.

(vi)

Rent payable in respect of the Group’s premises is not being reviewed and cannot be reviewed before the Issue Date, save for reviews in the ordinary course as provided for in the relevant lease agreements.

(vii)	No Group Company is in breach of any lease agreement to which it is a party.

14.	AGREEMENTS

(a)	Validity of Agreements

(i)

As at the Issue Date, the Warrantors are not Aware, of the existence of any fact or circumstance which will invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement or arrangement to which any Group Company is a party which would have a material adverse effect on the Business. As far as the Warrantors are Aware,, no party with whom any Group Company has entered into a material agreement or arrangement has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement or arrangement.

(ii)	No Group Company is in breach of any agreement, arrangement or obligation entered into by any Group Company and which is material to the business of the Group;

(iii)	As far as the Warrantors are Aware:

(A)

no party with whom any Group Company has entered into an agreement, arrangement or obligations which is material to the business of the Group is in breach of the agreement, arrangement or obligation; and

(B)	there exists no fact or circumstance which will give rise to a breach of this type which would have a material adverse effect on the Business.

(iv)

No Group Company is party to any agreement of a material nature which has not been entered into: (i) on an arms'-length basis; and (ii) on terms which are normal having regard to the nature of its business.

(b)	Effect of Transaction

As far as the Warrantors are Aware:

(i)

the execution or the performance of this Agreement will not result in any Group Company losing the benefit of a material asset, grant, subsidy, right or privilege which it enjoys at the Signature Date which would have a material adverse effect on the Business.

(ii)

neither the execution nor the performance of this Agreement will conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any material agreement or arrangement to which any Group Company is a party which would have a material adverse effect on the Business of the Company.

15.	EMPLOYEES

(a)	General

(i)

Save as specifically disclosed in Annexure B, the Group owes no amount to a present or former director, other officer or employee of the Group (or his dependant) other than (i) for accrued remuneration or reimbursement of business expenses in the Ordinary Course of Business; and (ii) as disclosed in the Disclosure Schedule.

(ii)

There is no agreement or arrangement between any Group Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Group has not provided, nor agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

(iii)

The Group has maintained in all material respects up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters) and termination of employment.

(iv)

No executive employee of any Group Company, being an employee of the Group and with annual cost to company in excess of R1,000,000 (Employee), is entitled to any exceptional benefits in relation to leave privileges, accumulated leave in excess of 30 days, pension or the like, other than provided for by the documented policies of the Group as at the Signature Date.

(v)

Save for market-related annual wage and salary increases and salary increases attributable to Employee promotions in the Ordinary Course of Business, between the Signature Date and the Issue Date, no Group Company has in any way improved or undertaken to improve the terms of service of any of the Employees from those which prevailed at the Signature Date.

(b)	Payments to employees and consultants/independent contractors

As far as the Warrantors are Aware:

(i)	no material liability has been incurred by the Group, or may be incurred between the Signature Date and the Issue Date:

(A)

for breach of any contract of employment with any of its employees, or termination of an employment contract with any of its employees, including, without limitation, a severance (whether voluntary or otherwise) payment, protective award and/or compensation for wrongful, unlawful dismissal, unfair dismissal, unfair labour practice, unfair discrimination or any other form of compensation for sex, race or disability discrimination, reinstatement or re-employment and/or failure to comply with an order for the reinstatement or re- employment of an employee or former employee; or

(B)	whether arising in contract, statute, delict or otherwise, for breach or termination of a consultancy agreement; or

(ii)

the Group has not made or agreed to make a material payment or provided or agreed to provide a material benefit to a present or former director, other officer or employee of the Group or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

(c)	Compliance with Law and Disputes

(i)	As far as the Warrantors are Aware, there are no material claims or threatened material claims and/or investigations against the Group relating to:

(A)	the refusal by the Group to employ any person;

(B)	the employment by the Group of any person the terms and conditions of the employment relationship between them and/or the termination of such employment; or

(C)	any workplace related accident, injury, disease or illness suffered by any employee or former employee of the Group.

(ii)

Save in respect of those disputes Fairly Disclosed in the Disclosure Schedule, no Group Company is a party to any dispute (with a maximum claim against it exceeding ZAR 1,000,000) with any employee before any court or tribunal, whether under the Labour Relations Act, the Basic Conditions of Employment Act No. 75 of 1997 (as amended), the Employment Equity Act 55 of 1998, the Occupational Health and Safety Act 85 of 1983, the Compensation for Occupational Injuries and Diseases Act 130 of 1993, the Skills Development Act 97 of 1998, the Skills Development Levies Act 9 of 1999, the common law or otherwise, and the Company is not Aware of any facts or circumstances that may afford grounds or give rise to any such dispute.

(iii)

The Warrantors warrant that all statutory levies and contributions due in respect of any employee of the Group has been paid in all material respects and that it has no material undischarged liability to any government, regulatory authority or similar authority or any other person in respect of employees engaged in the Business.

(d)	Trade Unions

The Group is not involved in, and is not Aware of a fact or circumstance, or demand from any employee, trade union or association of employees for any alterations to the terms of their employment including demands for increased remuneration which will give rise to, a dispute of any nature whatsoever with a trade union, works council, workplace forum, employee or staff association or other body representing any of its employees.

16.	LICENCES AND PERMITS

(a)

Each Group Company is in possession of all material approvals, consents, licences, permits and other authorities as are prescribed by applicable law for the lawful conduct of the business/es carried on by it, and, as far as the Warrantors are Aware, all such consents and licences are valid and subsisting and will not terminate or be terminable at the election of any person by virtue of the execution or implementation of this Agreement.

(b)

No Group Company is in breach of any of the terms or conditions of any such approvals, consents, licences, permits or other authorities which may lead to the termination of any licences critical to the operation of the Group.

(c)	As far as the Warrantors are Aware:

(i)

there are no circumstances, facts or matters that may give rise to all of the above approvals, consents, licences, permits and other authorities being cancelled or not being renewed in the future or only being renewed subject to the imposition of onerous terms.

(ii)

there are no outstanding requirements of any relevant authorities with which the Group is required to comply or has been called upon to comply before it may lawfully carry on or continue its Business generally, and the Warrantors' are not Aware of any contravention or breach by the Group of any such material requirements; and

(iii)	there exists no fact or circumstance which will or may prejudice the renewal of any authorisation or licence required by the Group to conduct its Business generally.

(d)

Each action required by the Group for the renewal or extension of each licence or permit to be issued by relevant authorities in order to enable the Group lawfully to carry on or continue its Business generally, has, as far as the Warrantors' are aware, been taken.

17.	INSOLVENCY AND WINDING UP

No Group Company has taken any action, nor have any proceedings been served on or notified to any Group Company to commence business rescue proceedings in respect of any Group Company or for its winding up or dissolution or for the appointment of a liquidator, business rescue practitioner, curator or similar officer. As far as the Warrantors are Aware no execution or other similar process which has been commenced or undertaken or threatened in respect of the assets of the Group or in respect of any Group Company, nor are the Warrantors Aware of any unfulfilled or unsatisfied judgment or court order which is outstanding against the Company. No Group Company shall enter into any arrangement or composition for the benefit of creditors generally.

(a)	Payment of Debts and Acts of Insolvency

The Group is not unable to pay its debts as they fall due, nor has the Group commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness. No Group Company has committed an act of insolvency as defined in the Insolvency Act, which will have an impact on the Company’s or Group's ability to continue its business as a going concern.

(b)	Removal from Register

As far as the Warrantors are Aware, no steps are pending or threatened against any Group Company for its deregistration in terms of section 82 of the Companies Act.

18.	LITIGATION AND COMPLIANCE WITH LAW

(a)	Litigation

(iv)	Except as otherwise Fairly Disclosed in the Disclosure Schedule in Annexure B:

(A)

the Group is not involved, as at the Signature Date and as far as the Warrantors are Aware, will not be involved as at the Issue Date, in a civil, criminal, arbitration, administrative or other proceeding, which has, or will have, a material adverse effect on the Business;

(B)

no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Group or any of its directors or officers, which will have a material adverse effect on the Business;

(C)

as far as the Warrantors are Aware, no person for whose acts or defaults the Group may be vicariously liable is involved, or has during the 2 years prior to the Signature Date been involved, in a civil, criminal, arbitration, administrative or other proceeding;

(D)

as far as the Warrantors are Aware, no civil, criminal, arbitration, administrative or other proceeding pending or threatened by or against a person for whose acts or defaults the Group may be vicariously liable.

(v)

As far as the Warrantors are Aware, there is no material outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any Group Company and the Warrantors are not aware of any outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against a person for whose acts or defaults any Group Company may be vicariously liable.

(b)	Compliance with Law

The Group has complied in all material respects with all laws and administrative requirements governing its assets and Business where the failure to do so would have a material adverse effect on its Business, and to the extent that the Group has contravened any such laws, administrative requirements or regulations in the past, those contraventions have been remedied in full and the Group has paid all penalties or fines imposed for those contraventions, or has provided therefor in the Warranted Accounts.

(c)	Investigations of a Material Nature

All action formally requested by any regulatory authority has been taken (save where it has been agreed with any regulatory authority that no action need be taken) within any time limit specified and any request for action or activities to be discontinued has been complied with in a timely manner where failure would have a material adverse effect on the Business of the Company.

(d)	Unlawful Payments

The Group has not, nor are the Warrantors Aware, that any person for whose acts or defaults the Group may be vicariously liable has:

(i)	induced a person to enter into an agreement or arrangement with the Group by means of an unlawful payment, contribution, gift or other inducement;

(ii)	offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee; or

(iii)	made an unlawful contribution to a political activity.

19.	CONSTITUTION, REGISTERS AND RETURNS

(a)	Constitution

The Group is operating and has always operated its business in all material respects in accordance with its Memoranda of Incorporation at the relevant time.

(b)	Returns

All material returns, particulars, resolutions and other documents required to be delivered by the Group to the Companies and Intellectual Property Commission or another governmental or other authority or agency have been properly prepared and delivered.

20.	MONEY LAUNDERING

Each Group Company has in all material respects complied with any know your customer and money laundering reporting laws and all laws for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, in force in South Africa at the relevant time.

21.	ANTI-CORRUPTION LAWS

(a)	For the purposes of the Warranties given hereunder –

(i)	"Anti-Corruption Laws" means any anti-corruption or bribery laws or regulations of any applicable jurisdiction, as amended from time to time, including –

(A)	the Prevention and Combating of Corrupt Activities Act, No 12 of 2004;

(B)	the UK Bribery Act 2010;

(C)	the U.S. Foreign Corrupt Practices Act 1977;

(D)	any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and

(E)	any other law of similar purpose and scope in any jurisdiction;

(ii)

"Associate" means, in relation to an organisation, a person (including an employee, agent or subsidiary) who performs or has performed services (including within the meaning of section 8 of the UK Bribery Act 2010) for that organisation or on its behalf and in respect of whose actions or inactions the organisation may be liable under Anti-Corruption Laws;

(iii)	"Designated Party" means any person or organisation –

(A)

whose name is specified in any list issued pursuant to any resolution or legislation of the United Nations, South Africa, the United Kingdom or the United States relating to the designation of a person or organisation as a terrorist or terrorist organisation or blocking any assets of such person or organisation; or

(B)	in respect of whom a Party to this Agreement has received notice that all financial transactions involving the assets of such person have been, or are to be, blocked under legal authority; or

(C)

who is or was convicted, found guilty or against whom a judgment or order was entered in a court of competent jurisdiction in any proceedings for violating bribery, money laundering or terrorist financing laws;

(iv)

"Government Authority" means any government (or any subdivision thereof, whether federal, central, regional or local) of any country or jurisdiction or any agency, authority, board, bureau, commission, department, judicial or administrative body, regulatory authority, public enterprise or similar body or any court or tribunal or public international organisation; and

(v)	"Government Official" means –

(A)

any official, officer, employee, director, principal, consultant, agent or representative of any government, ministry, body, department, agency, instrumentality or part thereof, or of any public international organisation (including the United Nations, the International Monetary Fund, the International Finance Corporation and the World Bank), any state-owned or state-controlled entity, agency or enterprise, or of any political party;

(B)	any person acting in an official capacity or exercising a public function for and on behalf of any of the foregoing;

(C)	any candidate for political office; and

(D)	where the UK Bribery Act 2010 applies, includes foreign public officials as defined in sections 6(5) and 6(6) of the UK Bribery Act 2010.

(vi)	The Warrantors and the Company acknowledge that failure to comply with applicable Anti-Corruption Laws could cause Net 1 and its affiliates to be in violation of such Anti-Corruption Laws.

(b)	Neither the Company nor any of its or its Associates' directors, officers, employees, agents or representatives have, in each case in connection with the business of the Company –

(i)	breached or contravened any Anti-Corruption Laws or any applicable anti- money laundering law, rule or regulation; or

(ii)

been the subject of any investigation, inquiry, claim or enforcement proceedings by any Government Authority or any other regulatory authority or enforcement agency or any customer regarding any offence or alleged offence under any applicable Anti-Corruption Laws, and no such investigation, inquiry or proceedings have been threatened or are pending in connection with the business of the Company and there are no matters, facts or circumstances likely to give rise to any such investigation, inquiry or proceedings.

(c)

No bribe or other corrupt payment has ever been made by Company or any of its or its Associates' directors, officers, employees, agents or representatives to any Government Official or any other person during the course of the conduct of the business of the Company.

(d)	Books and records were made and kept which accurately and fairly reflect the transactions and dispositions of the assets of the Company.

(e)

Internal accounting controls have been established, maintained and followed by the Company that are and were sufficient to provide reasonable assurance that transactions were executed in accordance with management’s general or specific authorisation and were recorded in accordance with generally accepted accounting practice.

(f)

The Company has, in respect of any Anti-Corruption Laws, put in place adequate procedures designed to prevent persons associated with the Company (including its or its Associates' directors, officers, employees, agents or representatives) from undertaking offences relating directly or indirectly to bribery.

(g)

There exists no relationship and there are no agreements or arrangements between, on the one hand, the shareholders of the Company or any of its Associates, and any Government Official or an Associate of any Government Official on the other, where such relationship, agreement or arrangement may or may reasonably be considered to have an influence on the Company's performance of its obligations thereunder or the performance by the Government Official of his duties.

(h)	Neither the Company nor any of its or its Associates' directors, officers, employees, agents or representatives is an Associate of a Government Official or of an Associate of any Government Official.

(i)

No Government Official or Designated Party has any indirect ownership or other economic interest in either the Company, the contractual relationship established by this Agreement or the proceeds of this Agreement.

(j)	The Company has, in connection with –

(i)	this Agreement or any consideration payable in connection with this Agreement; or

(ii)	the transactions contemplated by this Agreement; or

(iii)	any transactions or activities after closing of this transaction,

whether by itself or by instructing or encouraging anyone else, made, promised to make or offered any payment or transfer of value or given, promised to give or offered any bribe, gift, loan, fee, consideration, reward or advantage of any kind, directly or indirectly, to –

(iv)	any Government Official, Government Authority or political party;

(v)	any officer, director, employee, agent or representative of any customer of the Company; or

(vi)	to any other person or entity,

in each case if such payment or transfer would violate any law.

22.	DEALING WITH CLIENTS

All services and products provided by the Group to clients have been provided or organised in all material respects in accordance with the agreements governing such services and products and the Group has been compensated for such services and products in all material respects in accordance with such agreements.

23.	GENERAL

As far as the Warrantors are Aware,: (i) all disclosures made to Net 1 during the process of its due diligence were, at the time of such disclosure, true and correct in all material respects; and (ii) it has not withheld any information which the Company, acting bona fide, believes is material to disclose to Net 1 in terms of the Proposed Transaction.

ANNEXURE B - DISCLOSURE SCHEDULE

ANNEXURE C - AUDITED ACCOUNTS

ANNEXURE D - SIGNATURE DATE ACCOUNTS